As Filed Pursuant to Rule 424(b)(7)

Registration No. 333-190497

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated August 22, 2013)

5,581,835 SHARES OF COMMON STOCK

This prospectus supplement supplements information contained in the prospectus dated August 22, 2013 covering the resale of shares of our common stock by selling stockholders as described therein. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2017.

Selling Stockholders

The following information is provided to update the selling stockholder table in the prospectus to reflect the transfer by Martin Kornblum to Martin B Kornblum Living Trust U/D DTD 01/22/06 of (1) 11,262 shares of our common stock and (2) a warrant to purchase up to 5,631 shares of our common stock. Where the name of a selling stockholder identified in the table below also appears in the table in the prospectus the information set forth in the table below regarding that selling stockholder supersedes and replaces the information regarding such selling stockholder in the prospectus.

The table below sets forth, for each selling stockholder, the name, the number of shares of common stock beneficially owned (directly and indirectly via warrants or options), the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock.

Unless set forth below, to our knowledge, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than any relationships described below, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, except that certain selling stockholders acquired shares of our common stock and warrants pursuant to the transactions described above. All information with respect to share ownership has been furnished by the selling stockholders, unless otherwise noted. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to the prospectus. In addition, other than the relationships described below, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file additional prospectus supplements to the prospectus (or post-effective amendments thereto, if necessary) to name successors to any named selling stockholders who are able to use the prospectus to resell the common stock registered thereby.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)	Maximum Number of Shares (including shares issuable upon the exercise of warrants or options) to be Offered in the Offering	Number of Shares (including shares issuable upon the exercise of warrants or options) Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class (1)(2)
Martin B Kornblum Living Trust U/D DTD 01/22/06	11,262	5,631	16,893	--	--
Martin Kornblum	--	--	--	--	--

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of August 28, 2017, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.
(2)	Assumes all of the shares of common stock offered (including shares issuable upon the exercise of warrants or options) are sold.